MEMORANDUM

TO:	Directors and Executive Officers of The Williams Companies, Inc.
FROM:	La Fleur C. Browne
DATE:	October 1, 2010
RE:	Trading Blackout Period for The Williams Companies, Inc.

This memorandum is to alert you to new, temporary restrictions on the trading of The Williams Companies, Inc. (the “Company”) common stock that will affect you directly. According to the terms of The Williams Investment Plus Plan (the “Plan”), the WMB Common Stock Fund (the “Fund”) must be eliminated as an investment fund in the Plan on or before December 31, 2010. In order to facilitate this elimination, participants will be unable to trade in the Fund and/ or take certain withdrawals, loans and distributions commencing November 29, 2010 at 4:00 p.m. Eastern Time while employee balances are liquidated by Independent Fiduciary Services, Inc., an independent fiduciary and investment manager. We anticipate that the liquidation will be completed during the week of December 12, 2010.

The Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules provide that, during the blackout period, all directors and executive officers are generally prohibited from directly or indirectly buying or selling the Company’s common stock, exercising equity awards, or otherwise engaging in transactions, regardless of whether you participate in the Plan. This blackout period not only restricts your ability to engage in transactions in Company common stock held under the Plan, but also in Company common stock held in accounts outside of the Plan. The restrictions on trading during this blackout period are in addition to the restrictions in the Company’s Insider Trading Policy. This means that during the period from November 29, 2010 through the week of December 12, 2010, you will not be able to directly or indirectly buy, sell or otherwise acquire, transfer or dispose of any shares of Company common stock or any derivative of Company common stock, subject to certain limited exceptions, some of which are set forth below.

The trading restrictions do not apply to certain transactions in Company common stock, including, without limitation:

•	Bona fide gifts;

•	Transactions pursuant to a 10b5-1 plan that was entered into prior to the beginning of the blackout period, provided that you were unaware of the actual or approximate beginning or ending dates of the blackout period when the 10b5-1 plan was entered into; and

•	Sale of Company common stock that was not acquired in connection with your service or employment as a director or officer (which you must be able to prove by identifying the source of the securities and providing other information that may be required by the SEC).

If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

After the blackout period ends, you will be permitted to resume transactions in the Company’s common stock subject to the pre-clearance requirements of the Company’s Insider Trading Policy.

Should you have any questions in the interim regarding the blackout period, please do not hesitate to contact me by telephone at 918-573-2641, e-mail at lafleur.browne@williams.com or by mail at The Williams Companies, Inc., One Williams Center, MD-47, Tulsa, OK 74172.